Exhibit 3.1

AGILE THERAPEUTICS, INC.

CERTIFICATE OF DESIGNATION
OF
SERIES C PREFERRED STOCK

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

The undersigned does hereby certify, on behalf of Agile Therapeutics, Inc., a Delaware corporation (the “Corporation”), that the following resolution was duly adopted by the board of directors of the Corporation (the “Board”), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), on January 25, 2023, which resolution provides for the creation of a series of the Corporation’s Preferred Stock, par value $0.0001 per share, which is designated as “Series C Preferred Stock,” with the rights, powers and preferences, and the qualifications, limitations and restrictions thereof, set forth therein.

WHEREAS, the Amended and Restated Certificate of Incorporation (as amended from time to time, the “Certificate of Incorporation”) of the Corporation authorizes 10,000,000 shares of a class designated as Preferred Stock, par value $0.0001 per share, which are undesignated as to series and are issuable in accordance with the provisions of Article IV, Section C of the Certificate of Incorporation and the DGCL;

WHEREAS, the Certificate of Incorporation provides that the Preferred Stock of the Corporation may be issued from time to time in one or more series, and authorizes the Board to provide for the issuance of shares of Preferred Stock and, by filing a certificate pursuant to the applicable laws of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof;

RESOLVED, that pursuant to the authority expressly conferred upon the Board by the Certificate of Incorporation and in accordance with Section 151 of the DGCL, the Board does hereby create, authorize and provide for the issuance of Series C Preferred Stock, consisting of 50,000 shares, out of the authorized and unissued shares of Preferred Stock, and that the designation and number of shares thereof, the powers, preferences and relative, participating, optional or other rights of such shares, and the qualifications, limitations or restrictions thereof, be, and hereby are, as follows:

TERMS OF PREFERRED STOCK

1.	Designation, Amount and Par Value. The series of Preferred Stock created hereby shall be designated as the Series C Preferred Stock (the “Series C Preferred Stock”), and the number of shares so designated shall be 50,000. Each share of Series C Preferred Stock shall have a par value of $0.0001 per share.

2.	Dividends. Unless otherwise declared from time to time by the Board in its sole discretion out of funds legally available therefor, the holders of Series C Preferred Stock, as such, shall not be entitled to receive dividends of any kind.

3.	Voting Rights. Except as otherwise provided by the Certificate of Incorporation or required by law, the holders of shares of Series C Preferred Stock shall have the following voting rights:

3.1	Except as otherwise provided herein, each outstanding share of Series C Preferred Stock shall have 1,000,000 votes per share (and, for the avoidance of doubt, each fraction of a share of Series C Preferred Stock shall have a ratable number of votes). The outstanding shares of Series C Preferred Stock shall vote together with the outstanding shares of common stock, par value $0.001 per share (the “Common Stock”), of the Corporation as a single class exclusively with respect to the Reverse Stock Split (as defined below) and the Adjournment Proposal (as defined below) and shall not be entitled to vote on any other matter submitted to a vote of the stockholders of the Corporation, whether separately or together with holders of shares of Common Stock or any other class or series of capital stock of the Corporation, except to the extent required under the DGCL. Notwithstanding the foregoing, and for the avoidance of doubt, each share of Series C Preferred Stock (or fraction thereof) redeemed pursuant to the Initial Redemption (as defined below) shall have no voting power with respect to, and the holder of each share of Series C Preferred Stock (or fraction thereof) redeemed pursuant to the Initial Redemption shall have no voting power with respect to any such share of Series C Preferred Stock (or fraction thereof) on, the Reverse Stock Split, the Adjournment Proposal or any other matter brought before any meeting of stockholders held to vote on the Reverse Stock Split or otherwise. As used herein, the term “Reverse Stock Split” means any proposal to adopt an amendment to the Certificate of Incorporation to effect a reverse stock split with respect to the outstanding shares of Common Stock into a smaller number of shares of Common Stock at a ratio specified in or determined in accordance with the terms of such amendment. As used herein, the term “Adjournment Proposal” means any proposal to adjourn any meeting of stockholders called for the purpose of voting on the Reverse Stock Split.

3.2	Unless otherwise provided on any applicable proxy or ballot with respect to the voting on the Reverse Stock Split or the Adjournment Proposal, the vote of each share of Series C Preferred Stock (or fraction thereof) entitled to vote on the Reverse Stock Split, the Adjournment Proposal or any other matter brought before any meeting of stockholders held to vote on the Reverse Stock Split and the Adjournment Proposal shall be cast in the same manner as the vote, if any, of the share of Common Stock (or fraction thereof) in respect of which such share of Series C Preferred Stock (or fraction thereof) was issued as a dividend is cast on the Reverse Stock Split, the Adjournment Proposal or such other matter, as applicable, and the proxy or ballot with respect to shares of Common Stock held by any holder on whose behalf such proxy or ballot is submitted will be deemed to include all shares of Series C Preferred Stock (or fraction thereof) held by such holder. Holders of Series C Preferred Stock will not receive a separate ballot or proxy to cast votes with respect to the Series C Preferred Stock on the Reverse Stock Split, the Adjournment Proposal or any other matter brought before any meeting of stockholders held to vote on the Reverse Stock Split.

4.	Rank; Liquidation.

4.1	The Series C Preferred Stock shall rank senior to the Common Stock as to any distribution of assets upon a liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily (a “Dissolution”). For the avoidance of any doubt, but without limiting the foregoing, neither the merger or consolidation of the Corporation with or into any other entity, nor the sale, lease, exchange or other disposition of all or substantially all of the Corporation’s assets shall, in and of itself, be deemed to constitute a Dissolution.

4.2	Upon any Dissolution, each holder of outstanding shares of Series C Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to stockholders, prior and in preference to any distribution to the holders of Common Stock, an amount in cash equal to $.0001 per outstanding share of Series C Preferred Stock. The holder of the Series C Preferred Stock shall be entitled to no other or further distribution of or participation in any remaining assets of the Corporation after receiving in full the amount set forth in the immediately preceding sentence.

5.	Redemption.

5.1	All shares of Series C Preferred Stock that are not present in person or by proxy at any meeting of stockholders held to vote on the Reverse Stock Split and the Adjournment Proposal as of immediately prior to the opening of the polls at such meeting (the “Initial Redemption Time”) shall automatically be redeemed by the Corporation at the Initial Redemption Time without further action on the part of the Corporation or the holder thereof (the “Initial Redemption”).

5.2	Any outstanding shares of Series C Preferred Stock that have not been redeemed pursuant to an Initial Redemption shall be redeemed in whole, but not in part, upon the earlier of (i) if such redemption is ordered by the Board in its sole discretion, automatically and effective on such time and date specified by the Board in its sole discretion or (ii) automatically upon the approval by the Corporation’s stockholders of the Reverse Stock Split at any meeting of the stockholders held for the purpose of voting on such proposal (any such redemption pursuant to this Section 5.2, the “Subsequent Redemption” and, together with the Initial Redemption, the “Redemptions”). As used herein, the “Subsequent Redemption Time” shall mean the effective time of the Subsequent Redemption, and the “Redemption Time” shall mean (i) with respect to the Initial Redemption, the Initial Redemption Time and (ii) with respect to the Subsequent Redemption, the Subsequent Redemption Time.

5.3	Each share of Series C Preferred Stock redeemed in any Redemption pursuant to this Section 5 shall be redeemed in consideration for the right to receive an amount equal to $0.10 in cash for each 100 whole shares of Series C Preferred Stock that are “beneficially owned” by the “beneficial owner” (as such terms are defined below) thereof as of the applicable Redemption Time and redeemed pursuant to such Redemption, payable upon receipt by the Corporation of a written request submitted by the applicable holder to the corporate secretary of the Corporation (each a “Redemption Payment Request”) following the applicable Redemption Time. Such Redemption Payment Request shall (i) be in a form reasonably acceptable to the Corporation (ii) set forth in reasonable detail the number of shares of Series C Preferred Stock beneficially owned by the holder at the applicable Redemption Time and include evidence reasonably satisfactory to the Corporation regarding the same, and (iii) set forth a calculation specifying the amount in cash owed to such Holder by the Corporation with respect to the shares of Series C Preferred Stock that were redeemed at the applicable Redemption Time. For the avoidance of doubt, the redemption consideration in respect of the shares of Series C Preferred Stock (or fractions thereof) redeemed in any Redemption pursuant to this Section 5: (x) shall entitle the former beneficial owners of less than one hundred whole shares of Series C Preferred Stock redeemed in any Redemption to no cash payment in respect thereof and (y) shall, in the case of a former beneficial owner of a number of shares of Series C Preferred Stock (or fractions thereof) redeemed pursuant to any Redemption that is not equal to a whole number that is a multiple of one hundred, entitle such beneficial owner to the same cash payment, if any, in respect of such Redemption as would have been payable in such Redemption to such beneficial owner if the number of shares (or fractions thereof) beneficially owned by such beneficial owner and redeemed pursuant to such Redemption were rounded down to the nearest whole number that is a multiple of one hundred (such, that for example, the former beneficial owner of 150 shares of Series C Preferred Stock redeemed pursuant to any Redemption shall be entitled to receive the same cash payment in respect of such Redemption as would have been payable to the former beneficial owner of 100 shares of Series C Preferred Stock redeemed pursuant to such Redemption). As used herein, “Person” shall mean any individual, firm, corporation, partnership, limited liability company, trust or other entity, and shall include any successor (by merger or otherwise) to such entity. As used herein, a Person shall be deemed the “beneficial owner” of, and shall be deemed to “beneficially own,” any securities which such Person is deemed to beneficially own, directly or indirectly, within the meaning of Rule l3d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

5.4	From and after the time at which any shares of Series C Preferred Stock are called for redemption (whether automatically or otherwise) in accordance with Section 5.1 or Section 5.2, such shares of Series C Preferred Stock shall cease to be outstanding, and all rights with respect to such shares shall forthwith cease and terminate, except the right of the former holders of such shares of Series C Preferred Stock, as such, to receive the applicable redemption price, if any. The shares of Series C Preferred Stock redeemed by the Corporation pursuant to this Certificate of Designation shall, upon such redemption, be automatically retired and restored to the status of authorized but unissued shares of Preferred Stock. Notwithstanding anything to the contrary herein or otherwise, and for the avoidance of doubt, any shares of Series C Preferred Stock (or fraction thereof) that have been redeemed pursuant to an Initial Redemption shall not be deemed to be outstanding for the purpose of voting or determining the number of votes entitled to vote on any matter submitted to stockholders (including the Reverse Stock Split, the Adjournment Proposal or any other matter brought before any meeting of stockholders held to vote on the Reverse Stock Split) from and after the time of the Initial Redemption. Notice of any meeting of stockholders for the submission to stockholders of any proposal to approve the Reverse Stock Split shall constitute notice of a redemption of shares of Series C Preferred Stock pursuant to an Initial Redemption and result in the automatic redemption of the applicable shares of Series C Preferred Stock (and/or fractions thereof) pursuant to the Initial Redemption at the Initial Redemption Time pursuant to Section 5.1 hereof. Notice by the Corporation of the approval by the Corporation’s stockholders of the Reverse Stock Split, whether by press release or a filing with the Securities and Exchange Commission, shall constitute a notice of redemption of shares of Series C Preferred Stock pursuant to a Subsequent Redemption and result in the automatic redemption of the applicable shares of Series C Preferred Stock (and/or fractions thereof) pursuant to the Subsequent Redemption at the Subsequent Redemption Time pursuant to Section 5.2 hereof. In connection with the filing of this Certificate of Designation, the Corporation has set apart funds for payment for the redemption of all shares of Series C Preferred Stock pursuant to the Redemptions and shall continue to keep such funds apart for such payment through the payment of the purchase price for the redemption of all such shares. Any interest accrued on amounts so set apart shall be paid to the Corporation from time to time and shall not be payable to any holder otherwise entitled to be paid the applicable redemption price.

6.	Transfer. Shares of Series C Preferred Stock will be uncertificated and represented in book-entry form. No shares of Series C Preferred Stock may be transferred by the holder thereof except in connection with a transfer by such holder of any shares of Common Stock held thereby, in which case a number of one one-thousandths (1/1,000ths) of a share of Series C Preferred Stock equal to the number of shares of Common Stock to be transferred by such holder shall be automatically transferred to the transferee of such shares of Common Stock. Notice of the foregoing restrictions on transfer shall be given in accordance with Section 151 of the DGCL.

7.	Fractional Shares. The Series C Preferred Stock may be issued in whole shares or in any fraction of a share that is one one-thousandth (1/1,000th) of a share or any integral multiple of such fraction, which fractions shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights (solely to the extent set forth herein), participate in distributions upon a Dissolution and have the benefit of any other rights of holders of Series C Preferred Stock.

8.	Severability; Exclusion of Other Rights. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. Except as otherwise required by law, the shares of Series C Preferred Stock shall not have any powers, designations, preferences, or relative, participating, optional or other rights, other than those set forth herein (including any provision hereof that has been made dependent upon facts ascertainable outside this Certificate of Designations).

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Series C Preferred Stock to be duly executed by the undersigned duly authorized officer as of this 26th day of January, 2023.

AGILE THERAPEUTICS, INC.

By:	/s/ Al Altomari
Name:	Al Altomari
Title:	Chairman and Chief Executive Officer

[Signature Page to Agile Therapeutics, Inc. Certificate of Designation of Series C Preferred Stock]